UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): May 10, 2010

Vanguard Minerals Corporation
(Exact name of registrant as specified in its charter)

Nevada	000-51640	27-2387053
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

402 West Broadway, Suite 2800, San Diego, CA	92101
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (858) 525-5695

_____________________________________________________
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

   [ ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

   [ ]   Soliciting  material  pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

   [ ]   Pre-commencement  communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

   [ ]   Pre-commencement  communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 8 – Other Events

Item 8.01	Other Events.

Vanguard Minerals Corporation has its roots in mineral exploration.  The Company previously tried to diversify itself in technology after the political situation in the Country where it was doing exploration, deteriorated.  Vanguard returned to mineral exploration and acquired mineral rights in the Athabasca region of Canada.  To date, the Company has not had sufficient resources to properly exploit its mineral holdings and has faced a challenging financing and commodity price environment.  In February, 2010, the board of directors appointed James Price as the Sole Director and new President and CEO in order to help the Company develop new opportunities and build shareholder value.  Toward that end, Mr. Price determined that in addition to seeking financing and partners to develop the Company’s current mineral resources, the Company would also seek to grow by providing specialized consulting services to established and emerging growth companies in a wide range of industries, from mineral exploration, to green and renewable energy industries, to any other industry in which Vanguard management’s experience and expertise at providing consulting services that create value.

In order to more fully develop the Company’s new business purpose, the board of directors has decided and a majority of the shareholders have voted to change the Company’s name from Vanguard Minerals Corporation to Vanguard Management Corporation, to more accurately reflect the Company’s new direction in helping to build value across a number of industry segments.  Vanguard management is now actively involved in seeking out new partnerships across a wide-range of industries.  The Company’s shareholders also voted to increase the Company’s authorized shares from 1,666,666 to 500,000,000 to provide additional opportunities for the Company to raise funds for its future growth and to make acquisitions that create shareholder value.  The Company intends to amend its Preliminary 14C Information Statement with the Securities and Exchange Commission and to follow the process necessary in order to implement the changes that the shareholders have approved.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Vanguard Minerals Corporation

/s/ James Price
James Price
President and Chief Executive Officer

Date:         May 10, 2010